Exhibit 99.2
Rio Vista Energy Partners Provides Operational Update
and Provides Company Overview in Regulatory Filing
BROWNSVILLE — Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy services master limited partnership focused on the development of oil and gas properties in Oklahoma and the terminalling and transportation of bulk chemical and petroleum products in Virginia, today announced that it has filed a presentation regarding the Company’s recent acquisitions and business operations in a regulatory filing made with the Securities and Exchange Commission on Form 8-K. Rio Vista intends to make this presentation available on its website in the near future (www.riovistaenergy.com).
In addition, the Company today provided an interim operations update.
Management Comments
Ian Bothwell, Rio Vista’s Acting Chief Executive Officer said, “Good progress is being made in both the development of the recently acquired oil and gas assets in Oklahoma and the expansion of new contracts and growth opportunities in our terminalling and transportation business in Virginia. A number of projects on our Oklahoma assets are well under way, including infrastructure improvements and additions, existing well tie-ins, workovers and new drilling. A large drilling program is currently being organized for 2008 to continue to develop both the shallow Booch sand and the Hartshorne Coal. We are anticipating a significant increase in our production from these assets as a result of this activity. In addition, we have been actively pursuing new contracts and growth opportunities for our Virginia operations and continue to be excited about the revenue growth anticipated from this activity. We continue to evaluate new assets for acquisition and look forward to success in this area much like we experienced in 2007.”
Operations Update
Oklahoma
•	A pipeline was laid to tie an existing well, the Groseclose 2V-17 (100% Working Interest), adding 100 mcfd of gross production.

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A pipeline was laid in the Brooken Field to bypass an existing pipeline thereby reducing back pressure on the area. Additionally, this new interconnection has decreased Rio Vista’s transportation cost in the Brooken Field.

•	Rio Vista Operating LLC has taken over operations of the Oklahoma producing properties.

•	Concorde Resources has recently drilled a successful coal bed methane well (Chaffin 1-26) on joint acreage with Rio Vista (Working Interest 25%). The well has been completed and is currently testing.

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The Belt 2V-24 (Working Interest 34%) has been deepened and logged in the Savannah Sand. The well has been frac stimulated and tested. The gas pipeline interconnection will be completed during April 2008.

•	The Cannon 1-31 (deep test in the Crouch Field) has been drilled and cased. Openhole logs confirm the existence of multiple productive zones. Completion of this well began in March.

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The Donna 1 (vertical Hartshorne Coal in the Brooken Field) has been drilled and cased. The completion of this well will begin in early April 2008. Rio Vista will have an 80% Working Interest in this well.

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The Tom 1 (vertical Hartshorne Coal in the Brooken Field) has been drilled and cased. The well has also been perforated and is currently being tested. Rio Vista will have an 80% Working Interest in this well.

•	The ACE #2-36 (horizontal Hartshorne Coal in the Canadian Field) will spud in early April. Rio Vista has a 51% Working Interest in this well.
Regional
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Recently contracted with an existing customer for additional terminalling and transportation. The contract term is for 5 years and is expected to provide increases in both terminalling and hauling revenues.

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Recently contracted with other customers for transportation services. Contracts range from 1 year to 2 years and are renewable thereafter. Contracts are expected to provide increases in both terminalling and hauling revenues.

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Recently registered with the US Government Central Contractor data base with status as a small business contractor and vendor capable of storing and hauling bulk chemical and petroleum products. Such registration allows Regional to bid for government contracts within the Department of Defense and the Defense Energy Support Center and any other applicable agency. Regional’s operations are strategically located near many significant military facilities (army and navy). Regional expects that this registration will provide opportunities for significant additional revenues.

•	Since ownership of Regional, Regional’s plant and hauling operations have been operating more efficiently, with increased driver utilization during the forth quarter of 2007.

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Regional’s current “Safestat” number is 14.6 which is considerably lower than the average of Regional’s competitors of approximately 35.3. “Safestat” is a numerical grading system that is administered by the US Department of Transportation. It considers factors such as roadside DOT inspections, traffic citations, etc. and is relied upon by insurance companies, state police, DOT, competitors, and potential customers in grading Regional.

About Rio Vista Energy Partners L.P.
Rio Vista is a master limited partnership focused primarily on acquiring and developing oil and gas exploration, production and transportation assets. Through its subsidiaries, Rio Vista currently owns certain leasehold interests of oil and gas producing properties and associated pipeline gathering systems in East Central Oklahoma. Rio Vista is also engaged in liquid bulk storage, transloading and transportation of chemicals and petroleum products through its assets and operations in Hopewell, Virginia. Rio Vista seeks to grow primarily through the acquisition of qualified oil and gas assets. Penn Octane Corporation (OTCBB: POCC) owns 75% of Rio Vista GP LLC, the general partner of Rio Vista.
Forward-Looking Statements
Certain of the statements in this news release are forward-looking statements, including statements regarding the operation status of Rio Vista’s oil and gas properties, including future production of oil and gas from Rio Vista’s properties in East Central Oklahoma and the liquid bulk storage, transloading and transportation of bulk chemicals and petroleum business in Hopewell, Virginia. Although these statements reflect Rio Vista’s beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. The acquisition of the properties in East Central Oklahoma may not prove successful and has substantially increased Rio Vista’s and its subsidiaries’ indebtedness and contingent liabilities, and may present integration difficulties. Continuation and expansion of production may require unforeseen capital investment. Future production may be lower than anticipated, and actual natural gas reserves may prove lower than estimated. If Rio Vista does not receive sufficient revenues from the use of its assets, Rio Vista would suffer material adverse consequences to its business, resulting in reduced cash available for distributions. Rio Vista’s credit facility with TCW prohibits distributions by Rio Vista’s Oklahoma subsidiaries during the first 12 months of the credit facility and limits those distributions to 75% of defined available cash flow thereafter. As a result, Rio Vista may not have sufficient available cash to pay minimum quarterly distributions. In addition, Rio Vista may not distribute sufficient cash to meet the tax obligations of unitholders associated with the ownership of common units. If Rio Vista does not have sufficient capital resources for acquisitions or opportunities for expansion, Rio Vista’s growth will be limited. Rio Vista may be unable to complete future acquisitions of qualified oil and gas assets or other transactions and, even if completed, acquisitions may not prove successful. Additional information regarding risks affecting Rio Vista’s business may be found in Rio Vista’s most recent reports on Form 8-K, Form 10-Q and Form 10-K and its registration statement on Form S-3 filed with the Securities and Exchange Commission on February 13, 2008, and in Penn Octane Corporation’s most recent reports on Form 8-K, Form 10 Q and Form 10-K filed with the Securities and Exchange Commission.
Contact:
Rio Vista Energy Partners L.P.
Ian T. Bothwell, 760-772-9080